Our Ref	RDS/613112-000001/6032699v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Actions Semiconductor Co., Ltd No. 1, Ke Ji Si Road, Technology Innovation Coast of Hi-Tech Zone Zhuhai, Guangdong, 519085 People’s Republic of China

13 September 2013

Dear Sirs

Actions Semiconductor Co., Ltd

We have examined the Registration Statement on Form S-8 to be filed by Actions Semiconductor Co., Ltd., a Cayman Islands exempted company incorporated with limited liability (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an aggregate amount of 12,000,000 Ordinary Shares of par value US$0.000001 per share in the capital of the Company (the “Shares”) for issuance pursuant to its Third Amended and Restated 2007 Equity Performance and Incentive Plan as approved by the Board of Directors of the Company on 1 April 2013 and by the shareholders of the Company on 7 May 2013 (the "Plan").

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

This opinion is subject to the qualification that under the Companies Law (2012 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2012 Revision) directs or authorises to be inserted therein. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Maples and Calder

Maples and Calder

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